UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Centrus Energy Corp.
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Centrus Energy Corp.
(prior to April 29, 2016)
6903 Rockledge Drive, Suite 400
Bethesda, Maryland 20817

(on or after April 29, 2016)
6901 Rockledge Drive, Suite 800
Bethesda, Maryland 20817

March 31, 2016

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held on Thursday, May 12, 2016, at 10:00 a.m., Eastern Time, at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817.

At the meeting, you will be asked to vote on each of the three proposals set forth in the Notice of Annual Meeting of Stockholders, which describes the formal business to be conducted at the annual meeting and follows this letter.

Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by using telephone or Internet voting systems or by completing and returning the enclosed proxy card in the postage-paid envelope provided. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We appreciate your continued confidence in the Company and look forward to seeing you at the annual meeting.

Sincerely,

Mikel H. Williams	Daniel B. Poneman
Chairman of the Board	President and Chief Executive Officer

Centrus Energy Corp.
(prior to April 29, 2016)
6903 Rockledge Drive, Suite 400
Bethesda, Maryland 20817

(on or after April 29, 2016)
6901 Rockledge Drive, Suite 800
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 12, 2016

The Annual Meeting of Stockholders of Centrus Energy Corp. will be held on Thursday, May 12, 2016, at 10:00 a.m., Eastern Time, at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, for the following purpose:

1.	To elect the nine director nominees for a term of one year;

2.	To hold an advisory vote to approve executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2016; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

We are enclosing a copy of the Company’s Annual Report for the year ended December 31, 2015 with this Notice and Proxy Statement.

The record date for determining stockholders entitled to notice of, and to vote at, the meeting was the close of business on March 18, 2016. Please use telephone or Internet voting systems, or complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience to vote your shares. Telephone and internet voting information is provided on your proxy card or Notice Regarding the Internet Availability of Proxy Materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2016: This proxy statement and our Annual Report for the year ended December 31, 2015 are available free of charge at http://www.edocumentview.com/LEU

By Order of the Board of Directors,
Dennis J. Scott
Deputy General Counsel, Director, Corporate Compliance and Assistant Secretary
Bethesda, Maryland
March 31, 2016

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

CENTRUS ENERGY CORP. 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m., Eastern Time, Thursday, May 12, 2016
Place:	Bethesda Marriott Suites 6711 Democracy Boulevard, Bethesda, Maryland 20817
Record Date:	March 18, 2016
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

MEETING AGENDA AND VOTING RECOMMENDATIONS

Board Vote Recommendation
Election of 9 directors	For each director nominee
Management proposals Advisory vote to approve executive compensation Ratification of PricewaterhouseCoopers LLP as auditor for 2016	For For
Transact other business that properly comes before the meeting

BOARD NOMINEES

Name	Age	Director Since	Principal Occupation	Independent	EC	AFC	CNGC	TCRC
Mikel H. Williams	59	2013	Chief Executive Officer, Targus International, LLC	X	X			X
Michael Diament	47	2013	Private Investor	X	X		X	X
Osbert Hood	63	2014	Former Chief Operating Officer, Advent Capital Management, LLC	X		X
W. Thomas Jagodinski	59	2014	Private Investor	X	X	X
Patricia J. Jamieson	61	2014	Chief Financial Officer, Boyd Watterson Asset Management Co.	X		X
Suleman E. Lunat	43	2014	Partner, M-III Partners, LLC	X			X
William J. Madia	68	2008	Vice President, Stanford University	X	X			X
Michael P. Morrell	67	2014	Former President, Allegheny Energy Supply Company	X			X
Daniel B. Poneman	60	2015	President and Chief Executive Officer		X

EC    Executive Committee
AFC    Audit and Finance Committee
CNGC    Compensation, Nominating and Governance Committee
TCRC    Technology, Competition and Regulatory Committee

i

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Centrus Energy Corp. (“Centrus,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at Centrus' 2016 Annual Meeting of Stockholders. The meeting will be held at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, on May 12, 2016, beginning at 10:00 a.m., Eastern Time. The proxies also may be voted at any adjournments or postponements of the meeting.

References in this proxy statement to “common stock” or “shares” refer to Centrus’ Class A common stock unless we state otherwise or the context otherwise requires.

This Proxy Statement, proxy card and our Annual Report for the year ended December 31, 2015 are expected to be mailed starting on approximately March 31, 2016.

A separate Notice Regarding Internet Availability of Proxy Materials is expected to be mailed to certain of our stockholders starting on approximately March 31, 2016. Stockholders may access these materials and vote over the Internet or request delivery of a full set of materials by mail or e-mail. If you receive the separate Notice Regarding Internet Availability of Proxy Materials, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2016: This proxy statement and our Annual Report for the year ended December 31, 2015 are available free of charge at http://www.edocumentview.com/LEU.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect the nine director nominees for a term of one year;

•	Proposal 2: Advisory vote to approve executive compensation;

•	Proposal 3: Ratification of the appointment of PricewaterhouseCoopers LLP as Centrus’ independent auditors for 2016; and

•	Such other business as may properly come before the meeting or any adjournments thereof.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the nine director nominees for a term of one year;

•	FOR the approval, on an advisory basis, of the Company’s executive compensation; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Centrus’ independent auditors for 2016.

Who may vote at the meeting?

Holders of Centrus common stock at the close of business on the record date of March 18, 2016 may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, Computershare, as a “stockholder of record;” and

•	held for you in an account with a broker, bank or other nominee (shares held in “street name” for a “beneficial owner”).

How many shares must be present to hold the meeting?

A majority of Centrus’ outstanding shares of common stock as of the record date, March 18, 2016, must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 7,563,600 shares of Centrus common stock outstanding, each entitled to one vote. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or have properly submitted a proxy card or voting instructions prior to the meeting.

What is the required vote for each proposal?

•	Proposal 1 - Election of Directors. Directors are elected by a plurality of the votes cast.

•
Proposal 2 - Advisory Vote to Approve Executive Compensation. The advisory vote on executive compensation requires the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder.

•
Proposal 3 - Ratification of Appointment of Independent Auditors. The ratification of the appointment of the independent auditors requires the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder.

What are broker non-votes?

Banks, brokers, or nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the annual meeting. Proposal 3 is a routine matter on which brokers may vote in this way. A “broker non-vote” occurs when a bank, broker or nominee holding shares for a beneficial owner does not vote on a particular matter because it has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular matter. Proposals 1 and 2 are non-routine matters.

What is the effect of abstentions and broker non-votes?

Both abstentions and broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting. An abstention will have no effect on the election of directors but will have the same legal effect as a vote against Proposals 2 and 3. Broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, broker non-votes will not impact the outcome of the vote on any of the proposals.

How do I vote my shares?

You may vote using any of the following methods:

Stockholders of Record

•
By Mail. If you are a stockholder of record, be sure to complete, sign and date the proxy card accompanying this Proxy Statement and return it in the prepaid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named as proxies in the proxy card will vote the shares represented by that proxy as recommended by the Board.

•
By telephone or over the Internet.  You can vote by calling the toll-free telephone number on your proxy card or Notice Regarding Internet Availability of Proxy Materials and following the voice prompts that you hear during the call. By following the voice prompts, you may vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is provided on your proxy card or Notice Regarding Internet Availability of Proxy Materials. As with telephone voting, you can confirm that your instructions have been properly recorded. A control number, located on the proxy card or Notice Regarding Internet Availability of Proxy Materials, is designed to verify your identity and allow you to vote your shares. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. Proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on May 11, 2016. If you vote by telephone or on the Internet, you should not separately return your proxy card or voting instruction card.

•
In person at the annual meeting. If you choose to vote at the annual meeting, you may vote by the ballot provided at the meeting. Even if you plan to attend the meeting, we encourage you to vote by completing, signing, dating, and returning the proxy card or by voting using the Internet or telephone so your vote will be counted if you later decide not to attend the meeting. If you plan to attend in person, please check the box on your proxy card. If you decide to change your vote at the meeting, you may do so by voting in person at the meeting. If you have questions regarding admission or directions to the Annual Meeting of Stockholders, please call (301) 564-3460.

Beneficial Owners

If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, be sure to complete, sign and return the voting instruction card received from your broker, bank or other nominee. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive. Shares held beneficially may be voted at the annual meeting only if you obtain and bring with you to the annual meeting a legal proxy from your broker, bank or other nominee showing you were a beneficial holder on March 18, 2016.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. If you just sign and submit your proxy card without marking your vote, your shares will be voted:

•	FOR the election of the nine director nominees for a term of one year;

•	FOR the approval, on an advisory basis, of the Company’s executive compensation; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Centrus’ independent auditors for 2016.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting a properly executed proxy card with a later date, which proxy card is received prior to the date of the annual meeting;

•	delivering to the Secretary of Centrus, prior to the date of the annual meeting, a written notice of revocation bearing a later date than the proxy;

•	voting in person at the annual meeting; or

•
only in the event you submitted your vote by telephone or over the Internet, calling the toll-free telephone number or visiting the website provided on your proxy card or Notice Regarding Internet Availability of Proxy Materials by 11:59 p.m. Eastern Time on May 11, 2016.

How are proxies solicited and what are the costs?

This proxy is solicited by the Board of Directors of Centrus. The cost of soliciting proxies will be borne by Centrus. In addition to the solicitation of proxies by mail and via Internet, we may also solicit proxies through our directors, officers, and employees. They will not receive additional compensation for these activities. We will also request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

What is householding?

To reduce costs, Centrus utilizes the householding rules of the Securities and Exchange Commission (“SEC”) that permit the delivery of one set of proxy materials to stockholders who have the same address to achieve the benefit of reduced printing and mailing costs. Stockholders residing at a shared address will continue to receive separate proxy cards. If you wish to receive a separate set of materials, please write or call as specified below, and we will promptly mail them to you at no charge. If a broker, or other nominee, holds your shares, please contact your broker or nominee directly.

The Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, excluding exhibits, is provided with this proxy statement and both documents are available under the “Investor Relations-SEC Filings” section of our website at www.centrusenergy.com. Stockholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by contacting us by mail at the following address: (i) if prior to April 29, 2016, Centrus Energy Corp., 6903 Rockledge Drive, Suite 400, Bethesda, Maryland 20817, Attention: Investor Relations or (ii) if on or after April 29, 2016, Centrus Energy Corp., 6901 Rockledge Drive, Suite 800, Bethesda, Maryland 20817, Attention: Investor Relations or by telephone at (301) 564-3460. Shareholders also may access a copy of our Form 10-K, including exhibits, on the SEC web site at www.sec.gov.

How can I find out the results of the annual meeting?

Preliminary results will be announced at the annual meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL 1. ELECTION OF DIRECTORS

The current structure of our Board of Directors consists of nine directors elected by the holders of Centrus Class A common stock and two directors elected by the holders of Centrus Class B common stock, as described below under “Governance of the Company - Governance Information - Investor-Designated Directors.”

At the 2016 annual meeting, nine directors are to be elected to hold office until the 2017 annual meeting and until their successors have been elected and qualified. The nine nominees for election at the 2016 annual meeting are listed below, with brief biographies. They are all presently Centrus directors. The board of directors has determined that all nominees except Daniel B. Poneman, President and CEO, satisfy the NYSE MKT LLC’s (“NYSE MKT”) definition of independent director. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The Board recommends a vote FOR the election of these nine nominees as directors.

NOMINEES FOR DIRECTOR

Mikel H. Williams	Director since 2013 Age 59
Mr. Williams has served as the Chief Executive Officer and a director of Targus International LLC, a leading global supplier of carrying cases and accessories for the mobile lifestyle, since February 2016. Mr. Williams formerly served as the Chief Executive Officer and a director of JPS Industries, Inc., a special composite materials manufacturer, from 2013 to 2015. Prior to that, Mr. Williams was the President, Chief Executive Officer and a director of DDi Corporation, a leading provider of time-critical, technologically advanced electronics manufacturing services, from November 2005 to May 2012, and a Senior Vice President and Chief Financial Officer of DDi from November 2004 to October 2005. Mr. Williams has also served in various management positions with several technology related companies in the manufacturing, telecommunications and professional services industries. Mr. Williams also serves on the board of directors of Iteris, Inc., B. Riley Financial, Inc. and IPC-Association Connecting Electronics Industries. Mr. Williams formerly served on the board of Tellabs, Inc. until it was sold in 2013 and Lightbridge Communications Corp. until it was sold in February 2015.

In recommending the election of Mr. Williams, the Board considered the following key competencies: Centrus leadership as current Chairman; CEO and CFO experience; advanced technology and manufacturing experience; and public company board experience. Mr. Williams has served as Centrus’ Chairman since September 2014.

Michael Diament	Director since 2013 Age 47
Mr. Diament has served as a director of Magellan Health, Inc., a publicly traded diversified specialty health care company, since 2004. He also has served on the board of managers of Dayco, LLC (formerly Mark IV Industries, Inc.), a privately held manufacturer of engine technology solutions, since 2009 and currently serves as Chairman. He formerly served on the board of directors of Journal Register Company, a privately held national media company, from 2009 until 2011, and JL French Automotive Castings, Inc., a privately held manufacturer of aluminum die cast components for the global automotive industry, from 2006 until 2009. He also formerly served as the director of bankruptcies and restructurings and a portfolio manager at Q Investments, an investment management firm, from 2001 until 2006. Prior to that, Diament was a senior analyst for Sandell Asset Management and served as vice president of Havens Advisors, both investment management firms.

In recommending the election of Mr. Diament, the Board considered the following key competencies: finance experience, including restructurings; and public company board experience.

Osbert Hood	Director since 2014 Age 63
Mr. Hood served as chief operating officer of Advent Capital Management, LLC from 2012 to 2014. At Advent, Mr. Hood oversaw all non-investment functions including business development, product development, investor relations, operations and technology. Prior to joining Advent, Mr. Hood served as a consultant and business adviser from 2010 to 2012 and was chairman and chief executive officer of MacKay Shields, LLC from 2007 to 2010. Prior to MacKay Shields, LLC, he served as Pioneer Investments USA’s chief executive officer and president from 2003 to 2006 and chief operating officer from 2000 to 2003.

In recommending the election of Mr. Hood, the Board considered the following key competencies: CEO experience; business operations experience; audit committee financial expert; and finance experience.

W. Thomas Jagodinski	Director since 2014 Age 59
Mr. Jagodinski has been a private investor since September 2007. Mr. Jagodinski has served on the Board of Directors of Lindsay Corporation, a global company focused on providing irrigation and infrastructure solutions since July 2008 and currently serves as its Audit Committee Chairman. Mr. Jagodinski also serves on the Board of Directors and as Audit Committee Chairman of Quinpario Acquisition Corp 2, a blank check company formed for the purpose of effecting a business combination. Mr. Jagodinski served on the Board of Directors of Phosphate Holdings, Inc. and its Audit, Compensation and Governance Committees from 2009 until 2014. He served as the Board Chairman from 2011 until 2014. Additionally, he served as a member of the Board of Directors of Quinpario Acquisition Corp. from 2013 until 2014. Mr. Jagodinski also served on the Board of Directors and as Audit Committee Chairman of Solutia Inc. from 2008 to 2012 when the company was acquired. Mr. Jagodinski was President, Chief Executive Officer and director of Delta and Pine Land Company from 2002 until June 2007 when the company was acquired. From 2000-2002 he served as SVP, CFO and Treasurer and as VP Finance and Treasurer from 1993 to 2000 for Delta and Pine Land Company.

In recommending the re-election of Mr. Jagodinski, the Board considered the following key competencies: public accounting experience; CEO and CFO experience; audit committee financial expert; public company board experience; risk management and compliance oversight experience.

Patricia J. Jamieson	Director since 2014 Age 61
Ms. Jamieson has served as Chief Financial Officer and director at Boyd Watterson Asset Management Co, a privately owned fixed income institutional asset management company, since March 2016. Ms. Jamieson retired from Keycorp in March 2013, where she held various executive director positions, reporting directly to the chief financial officer since 1998. From 2009 to March 2013, Ms. Jamieson served as the executive director - planning & performance management for Keycorp. From 1998 to 2009, she was the chief financial officer for Key Corporate Bank, one of the two main divisions of Keycorp. From 1996 to October 1998, she was the chief financial officer of McDonald & Company Investments Inc., a publicly traded brokerage, asset management and investment banking company, which was purchased by Keycorp in October 1998. She also served on the Board of Directors of Titanium Asset Management Corp. from March 2013 until October 2013.

In recommending the election of Ms. Jamieson, the Board considered the following key competencies: CFO experience; audit committee financial expert; and public company board experience.

Suleman E. Lunat	Director since 2014 Age 43
Mr. Lunat is a Partner of M-III Partners, LLC, an investment and advisory firm focused on operational and financial turnaround situations. Prior to co-founding M-III Partners, LLC in 2014, Mr. Lunat was a senior principal and portfolio manager in the credit division of Apollo Global Management, where he was employed from 2007 to 2013, focused on managing a portfolio of special situation credit and equity investments in both the public and private markets. Prior to joining Apollo in 2007, he was a senior investment analyst at both Longacre Fund Management from 2005 to 2007 and Sandell Asset Management from 2004 to 2005. Prior to joining Sandell, he was a vice president at Greenhill & Co., where he was employed from 1997 to 2003, focused on bankruptcy restructuring, M&A advisory and principal investing.

In recommending the election of Mr. Lunat, the Board considered the following key competencies: finance experience, including restructurings, mergers and acquisitions, and capital raising.

William J. Madia	Director since 2008 Age 68
Dr. Madia is a vice president at Stanford University responsible for oversight of the SLAC National Accelerator Laboratory, a U.S. Department of Energy ("DOE") national science lab. Dr. Madia retired in 2007 as Executive Vice President of Laboratory Operations of the Battelle Memorial Institute, a non-profit independent research and development organization, where he oversaw the management or co-management of six DOE National Laboratories. Dr. Madia served in that position beginning in 1999. In addition, he was President and CEO of UT-Battelle, LLC. He managed Battelle’s global environmental business, served as president of Battelle Technology International, President and Director of Battelle’s Columbus Laboratories, and corporate vice president and general manager of Battelle’s Project Management Division.

In recommending the re-election of Dr. Madia, the Board considered the following key competencies: science and technology experience, including a PhD in nuclear chemistry; nuclear experience; DOE experience, including the management of six DOE laboratories; and executive and management experience.

Michael P. Morrell	Director since 2014 Age 67
Mr. Morrell retired in 2003 as president of Allegheny Energy Supply Company, a wholly owned subsidiary of Allegheny Energy, Inc., an electric utility holding company. He joined Allegheny in 1996 as senior vice president and chief financial officer. Prior to that, he worked for 19 years at General Public Utilities Corporation, an electric utility holding company, as vice president and treasurer, vice president of a General Public Utilities Corporation subsidiary and as a nuclear engineer. Mr. Morrell began his career as a nuclear submarine officer in the U. S. Navy, and worked as a nuclear engineer at Burns & Roe, Inc. for one year. He previously served on the boards of directors of all Allegheny subsidiaries, all General Public Utilities Corporation subsidiaries and the Utilities Mutual Insurance Company. Most recently, Mr. Morrell has served as business manager for a non-profit and was an adjunct professor of mathematics at Shepherd University.

In recommending the election of Mr. Morrell, the Board considered the following key competencies: energy experience; CFO experience; and nuclear experience.

Daniel B. Poneman	Director since 2015 Age 60
Mr. Poneman has been President and Chief Executive and a director of Centrus since March 23, 2015. From 2009 to 2014, Mr. Poneman was the Deputy Secretary of Energy, also serving as the chief operating officer of the U.S. Department of Energy. Between April 23, 2013 and May 21, 2013, Mr. Poneman served as Acting Secretary of Energy. Prior to assuming his duties as Deputy Secretary, Mr. Poneman served as a principal of the Scowcroft Group for eight years, providing strategic advice to corporations in a variety of strategic industries. In addition, for eight years he practiced law as a partner at Hogan & Hartson and an associate at Covington & Burling, advising clients on regulatory and policy matters. In prior tours of government, he served as a White House Fellow and as Director of Defense Policy and Arms Control for the National Security Council. From 1993 through 1996 he was Special Assistant to the President and Senior Director for Nonproliferation and Export Controls at the National Security Council. Mr. Poneman is a Senior Fellow at the Belfer Center for Science and International Affairs at the Harvard Kennedy School, a Distinguished Fellow at the Paulson Institute, and a member of the Council on Foreign Relations.

In recommending the election of Mr. Poneman, the Board considered the following key competencies: current service as Centrus CEO; energy experience; government and contracting experience; nuclear and defense experience.

OTHER DIRECTORS

Biographical information, including relevant business and professional experience for each of the investor-designated directors is provided below:

Hiroshi Sakamoto	Director since 2010 Age 59
Mr. Sakamoto has served as Senior Vice President and General Manager, Toshiba Nuclear Energy Holdings (US) Inc., a subsidiary of Toshiba Corporation, since April 2007. Since April 2008, Mr. Sakamoto has also served as Senior Vice President and Board Director, Toshiba America Nuclear Energy Corporation, also a subsidiary of Toshiba Corporation. Mr. Sakamoto joined Toshiba Corporation in April 1981 and has held a variety of positions of increasing responsibility over his career, including Vice President for Nuclear Business Development from April 2003 to September 2009 and Senior Manager for Nuclear Energy Engineering from October 2001 to March 2003 at Toshiba International Corporation, a subsidiary of Toshiba Corporation focusing on the energy business. Mr. Sakamoto has a Bachelors Degree and a Masters Degree in Nuclear Engineering from Kyoto University.

Theodore Dalheim, Jr.	Director since 2014 Age 53
Mr. Dalheim is vice president of finance and group controller for BWX Technologies, Inc. Mr. Dalheim previously held positions with The Babcock and Wilcox Company and its affiliate companies as vice president, finance for B&W Nuclear Operations Group, Inc., B&W Nuclear Energy, Inc., B&W mPower, Inc. and Generation mPower LLC and group controller for B&W Power Generation Group, Inc. Prior to joining B&W in 2007, Mr. Dalheim served as vice president, chief financial officer and corporate secretary of Marine Mechanical Corporation, now BWXT NOG-Euclid. Mr. Dalheim holds a Bachelors Degree in Business Administration from Miami University and a Juris Doctor from Cleveland State University.

GOVERNANCE OF THE COMPANY

Governance Information

Our Governance Guidelines

The Board has adopted Governance Guidelines, which serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Governance Guidelines also set standards relating to the composition and operation of the Board and its committees, including standards relating to the selection and qualification of directors, evaluation of the Board and its committees, and director education. The Governance Guidelines are administered by the Board’s Compensation, Nominating and Governance Committee (“CN&G Committee”), which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board and its Committees. The Board annually assesses the adequacy and effectiveness of its Governance Guidelines. Copies of the current Governance Guidelines are available on our website at www.centrusenergy.com under “Corporate Governance” or upon written request, addressed to the Secretary at the following address: (i) if prior to April 29, 2016, the Secretary, Centrus Energy Corp., 6903 Rockledge Drive, Suite 400, Bethesda, Maryland 20817 or (ii) if on or after April 29, 2016, the Secretary, Centrus Energy Corp., 6901 Rockledge Drive, Suite 800, Bethesda, Maryland 20817.

Executive Sessions of Non-Management Directors

Our Governance Guidelines contemplate that non-management directors meet regularly in executive session. During 2015, the non-management directors met without management at regularly scheduled executive sessions, and Mikel H. Williams, current Chairman, presided at these executive sessions.

Communications with the Board of Directors

The Board has an established process to receive communications from stockholders and other interested parties. This process has been approved by a majority of the independent directors. Stockholders and other interested parties may contact the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, by mail or electronically. Communications by mail should be addressed to such recipient or recipients in care of Centrus’ Secretary at the following addresses: (i) if prior to April 29, 2016 then to c/o Secretary, Centrus Energy Corp., 6903 Rockledge Drive, Suite 400, Bethesda, Maryland 20817 or (ii) if on or after April 29, 2016 then to c/o Secretary, Centrus Energy Corp., 6901 Rockledge Drive, Suite 800, Bethesda, Maryland 20817. Electronic communications can be made through our website at www.centrusenergy.com. Under the Corporate Governance section, you will find a link to the e-mail address for writing an electronic message to the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group.

Director Independence

The NYSE MKT listing standards require that the boards of listed companies have a majority of independent directors and, with limited exceptions, that audit and compensation committee members must all be independent as affirmatively determined by the Board. At its March 2016 meeting, after reviewing the NYSE MKT standards of independence, the Board of Directors affirmatively determined that the following eight directors were independent: Mr. Williams, Mr. Diament, Mr. Hood, Mr. Jagodinski, Ms. Jamieson, Mr. Lunat, Dr. Madia, and Mr. Morrell. The basis for these determinations was that each of these eight directors (other than Dr. Madia) had no relationships with the Company other than being a director and/or stockholder of the Company. The Board also determined that Dr. Madia had no material relationship with the Company taking into account his position as a Director on the Board of a potential partner or competitor in government procurements. All of the members of the Company’s Audit and Finance and CN&G committees are independent.

Investor-Designated Directors

In connection with the Company’s emergence from Chapter 11 bankruptcy on September 30, 2014 (the “Effective Date”), Toshiba America Nuclear Energy Company (“Toshiba”) and Babcock and Wilcox Investment Company (“B&W”) each received in exchange and on account of their shares of the Company’s Series B-1 12.75% convertible preferred stock and warrants to purchase up to 250,000 shares of the Company’s common stock: (i) 718,200 shares (1,436,400 shares in the aggregate) of the Company’s new Class B common stock; and (ii) $20.19 million in principal amount of the Company’s 8% PIK toggle notes ($40.38 million in the aggregate).

Class B common stock and Class A common stock have the same rights, powers, preferences and restrictions and rank equally in all matters, except when voting on certain matters. Toshiba and B&W, as the holders of the Class B common stock, have the right to elect a total of two directors of the Company (the “Investor-Designated Directors”). Messrs. Sakamoto and Dalheim are currently serving as the Investor-Designated Directors. Toshiba and B&W could lose this right under certain circumstances, including reductions in their equity holdings of the Company below certain thresholds.

Mr. Sakamoto and Mr. Dalheim abstain from voting on any matters involving Toshiba, B&W and their affiliates.

Criteria for Board Membership

The CN&G Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. This assessment includes the consideration of each director’s, or each nominee’s, business background, experience and capabilities complementary to other directors’ experience and capabilities, financial acumen, experience with government, willingness and ability to devote adequate time to the Company, integrity, and any other factor deemed appropriate, all in the context of an assessment of the perceived needs of the Board at that point in time. In addition, the Board considers the diversity of its members when considering a candidate. Centrus does not have a formal policy on Board diversity, however, Centrus’ Board of Directors Governance Guidelines include diversity as one of the criteria to be considered in reviewing the appropriate skills and characteristics required of Board members and nominees. When the CN&G Committee considers diversity, it takes an expansive view and seeks to achieve a diversity of viewpoints, skills, experience and other factors.

The CN&G Committee identifies potential nominees by asking current directors to notify the committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board. The CN&G Committee also, from time to time, may engage firms that specialize in identifying director candidates.

Once a person has been identified by the CN&G Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the CN&G Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee or their designee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the CN&G Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Mr. Sakamoto and Mr. Dalheim were designated by Toshiba and B&W, respectively. Under the terms of the Chapter 11 plan support agreements with Toshiba and B&W, the CN&G Committee reviewed the qualifications of Mr. Sakamoto and Mr. Dalheim prior to their election to the Board. Mr. Dalheim was elected to the Board in December 2014 to replace the previous B&W designee.

Director Nominations by Stockholders

The CN&G Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the CN&G Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the CN&G Committee, a stockholder must comply with notification requirements in Centrus’ bylaws. The bylaws require, among other things, that a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the CN&G Committee and nominated by the Board.

Under our bylaws, a stockholder’s nomination for director must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, stockholder nominations for director must be received by the Company between January 12, 2017 and February 11, 2017, in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, May 12, 2017.

Board Leadership Structure and Role in Risk Oversight

The Board does not have a policy on whether or not the role of the Chairman and Chief Executive Officer should be separate. However, Centrus currently has a separate, independent Chairman. Mr. Williams has been Chairman since September 2014. Centrus believes this leadership structure is appropriate for Centrus at this time because Mr. Williams provides valuable oversight of management, while avoiding potential conflicts, and encouraging a proactive and effective board. In his role as Chairman, Mr. Williams provides Board leadership, presides at all Board meetings and approves all Board agendas.

The Board has responsibility for risk oversight of Centrus and exercises this oversight function both through the entire Board and through the individual committees of the Board. Individuals who are responsible for Centrus’ key risks report directly to the entire Board on a regular basis regarding Centrus’ enterprise risk management (ERM) program. The Audit and Finance Committee has responsibility to discuss the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled. The risks that are identified as part of Centrus’ ERM program and through the Audit and Finance Committee process flow down to the specific committees based on their areas of responsibility. For example, the Audit and Finance Committee oversees the management by Centrus of risks as they relate to audit and finance matters or other matters within the committee’s scope of responsibilities, while the Technology, Competition and Regulatory Committee oversees the management by Centrus of risks as they relate to compliance with regulatory requirements or other matters within the committee’s scope of responsibilities.

Code of Business Conduct

Centrus has a code of business conduct, applicable to all of our directors, officers and employees. The code of business conduct provides a summary of the standards of conduct that are at the foundation of our business operations. The code of business conduct states that we conduct our business in strict compliance with all applicable laws and addresses other important matters such as conflicts of interest and how violations of the code may be reported and will be handled. Each director, officer and employee must read the code of business conduct and sign a form stating that he has read, understands and agrees to comply with the code of business conduct. Our Business Conduct Committee is responsible for monitoring performance under the code of business conduct and for addressing any issues that arise with respect to the code. A copy of the code of business conduct is available on our website at www.centrusenergy.com or upon written request, addressed to the Secretary at (i) if prior to April 29, 2016, the Secretary, Centrus Energy Corp., 6903 Rockledge Drive, Suite 400, Bethesda, Maryland 20817, or (ii) if on or after April 29, 2016, the Secretary, Centrus Energy Corp., 6901 Rockledge Drive, Suite 800, Bethesda, Maryland 20817. We will disclose on the website any amendments to, or waivers from, the code of business conduct that are required to be publicly disclosed.

Transactions with Related Persons

The Board has adopted a policy and procedures for review, approval or ratification of transactions involving the Company and “related persons” (the Company’s directors and executive officers and stockholders owning 5% or greater of the Company’s outstanding stock, or their immediate family members). The policy covers any related person transaction that meets the minimum threshold for disclosure under the relevant SEC rules or that is otherwise referred to the Board for review. This generally includes transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Under this policy, related person transactions must be approved by the CN&G Committee, although the Chairman of the Board may direct that the full Board review specific transactions. The transaction must be approved in advance whenever feasible and, if not feasible, must be ratified at the CN&G Committee’s next meeting. In determining whether to approve or ratify a related person transaction, the CN&G Committee will take into account all factors it deems appropriate, including: whether the subject matter of the transaction is available from other non-affiliated sources; whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party; the extent of the related person’s interest in the transaction; and whether the transaction is in the best interests of the Company.

Management is responsible for the development and implementation of processes and controls to ensure that related person transactions are identified and that disclosure is made as required by law. To that end, currently we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions.

In connection with the Company’s restructuring, the Company engaged AP Services, LLC (“APS”), an affiliate of AlixPartners, LLP (“AlixPartners”) to provide various consulting and management services to the Company.  John R. Castellano, the Company’s former interim President and Chief Executive Officer, is a partner at AlixPartners and served as the Company’s Chief Restructuring Officer from October 2013 until October 2014 pursuant to that engagement. Mr. Castellano was appointed as the Interim President and Chief Executive Officer of the Company, effective October 17, 2014, and served in that position until March 23, 2015.  Mr. Castellano’s services to the Company were billed by APS under its agreement with the Company.  Mr. Castellano did not receive separate compensation from the Company for serving as either the Chief Restructuring Officer or the Interim President and Chief Executive Officer of the Company and did not participate in any of the Company’s employee benefit plans.  During the year ended December 31, 2014, the Company incurred approximately $5.0 million in fees related to its engagement with APS, including approximately $2.0 million related to the services provided by Mr. Castellano as Chief Restructuring Officer and Interim President and Chief Executive Officer. During the year ended December 31, 2015, the Company incurred approximately $0.9 million in fees related to its engagement with APS, including approximately $0.6 million related to the services provided by Mr. Castellano as Chief Restructuring Officer and Interim President and Chief Executive Officer.

Corporate Governance Information

Stockholders will find information about our corporate governance practices on our website at www.centrusenergy.com. Our website contains information about our Board of Directors, Board committees, current copies of our bylaws and charter, committee charters, code of business conduct and governance guidelines. Stockholders may obtain, without charge, hard copies of the above documents by writing to the Secretary at (i) if prior to April 29, 2016, the Secretary, Centrus Energy Corp. 6903 Rockledge Drive, Suite 400, Bethesda, Maryland 20817 or (ii) if on or after April 29, 2016, the Secretary, Centrus Energy Corp., 6901 Rockledge Drive, Suite 800, Bethesda, Maryland 20817.

Board and Committee Membership

Pursuant to the Delaware General Corporation Law, under which Centrus is organized, our business, property, and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials prepared for them by management, by participating in meetings of the Board and its committees, and by other means.

It is the Board’s policy that all directors attend the annual meeting. All directors attended the 2015 annual meeting.

During 2015, the Board of Directors held 12 meetings. All incumbent directors attended 75% or more of the Board of Directors’ meetings and meetings of the committees on which they served.

The Board has designated four standing committees, each identified in the table below. With the exception of the Executive Committee, the committees are composed entirely of non-employee directors. The Board has adopted a written charter for each of these committees. The full text of each charter is available on the Company’s website located at www.centrusenergy.com.

The table below sets forth the membership of these committees as of March 31, 2016 and the number of meetings held in 2015:

Director	Executive Committee	Audit and Finance Committee	Compensation, Nominating and Governance Committee	Technology, Competition and Regulatory Committee
Theodore Dalheim, Jr.
Michael Diament	X		Chair	X
Osbert Hood		X
W. Thomas Jagodinski	X	Chair
Patricia J. Jamieson		X
Suleman E. Lunat			X
William J. Madia	X			Chair
Michael P. Morrell			X
Daniel B. Poneman	X
Hiroshi Sakamoto
Mikel H. Williams	Chair			X
Number of Meetings in 2015	2	7	9	5

The functions performed by our four standing committees are described below.

Audit and Finance Committee

The Audit and Finance Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function, and the performance of the independent auditors. In addition, the Committee is responsible for appointing, retaining, compensating, evaluating and, if necessary, terminating the Company’s independent auditors. The Committee is also responsible for advising the Board regarding significant financial matters. The Committee is also responsible for discussing the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled and to oversee the management by the Company of risks as they relate to audit and finance matters or other matters within the Committee’s scope of responsibilities. The Committee meets regularly in executive session with the Company’s independent auditor and with the Company’s chief audit executive.

The Board has determined that each member of the Audit and Finance Committee is an “independent director” in accordance with NYSE MKT listing standards. Under the NYSE MKT listing standards, all audit committee members must be “financially literate,” as that term is determined by the Board in its business judgment. Further, under SEC rules, the Board must determine whether at least one member of the audit committee is an “audit committee financial expert,” as defined by the SEC’s rules. The Board has determined that all members of the Audit and Finance Committee are “financially literate” and qualify as “audit committee financial experts.”

Compensation, Nominating & Governance Committee

The CN&G Committee’s responsibilities include annually reviewing the performance of the Chief Executive Officer and other senior management; overseeing and administering the Company’s executive compensation program; and reviewing, overseeing and evaluating overall compensation programs and policies for the Company and its employees. The CN&G Committee is also responsible for overseeing the management by the Company of risks as they relate to the Company’s compensation policies and practices and other matters within the committee’s scope of responsibilities. The CN&G Committee is also responsible for periodically reviewing compensation for non-employee directors and making recommendations to the Board. The CN&G Committee also establishes performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans.

The functions of the CN&G Committee also include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; overseeing the annual evaluations of the Chief Executive Officer, the Board and its committees; and overseeing the management by the Company of risks as they relate to the Company’s corporate governance or other matters within the committee’s scope of responsibilities.

The CN&G Committee will consider director candidates recommended by stockholders in accordance with the procedures previously described under “Governance Information - Director Nominations by Stockholders.” In addition, the CN&G Committee is responsible for reviewing the Company’s code of business conduct and overseeing the Company’s processes for monitoring compliance, and for reviewing and approving all transactions between the Company and any related person under the Company’s related person transaction policy previously described.

The Board has determined that each member of the CN&G Committee is an “independent director” in accordance with NYSE MKT listing standards.

The CN&G Committee has retained a consultant, Pay Governance, to provide the committee with independent compensation data, analysis and advice. Pay Governance reports to the CN&G Committee and its chairman. Under the CN&G Committee’s charter, the CN&G Committee has sole authority to retain and terminate them and to approve their fees and other retention terms. Throughout 2015, the compensation consultant worked closely with the CN&G Committee and attended a majority of CN&G Committee meetings and met with the CN&G Committee regularly in executive session. Examples of projects assigned to the compensation consultant during 2015 included market studies of executive pay and of Board pay, pay-for-performance analysis, review of a peer group for executive compensation benchmarking, a review of walk-away values as of year-end and advice on compensation best practices.
The CN&G Committee, in consultation with management, has reviewed the design and operation of the Company’s compensation arrangements and evaluated the relationship between the Company’s risk management policies and practices and these arrangements. As a result of this review, the CN&G Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Technology, Competition and Regulatory Committee

The Technology, Competition and Regulatory Committee’s responsibilities include providing oversight and guidance to management with respect to the Company’s technology initiatives, with a focus on the potential technological advances and technological risk related to the Company’s centrifuge technology; informing the Board of significant energy policy developments and developments in enrichment technology; monitoring competition and market demand in the enrichment industry; monitoring the protection of the Company’s intellectual property; monitoring issues with respect to the Company’s information technology; monitoring operational readiness activities; and overseeing the management by the Company of risks as they relate to the Company’s technology, competition or other matters within the committee’s scope of responsibilities.

The Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable State governments. The Committee is also responsible for advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes, and overseeing the management by the Company of risks as they relate to the Company’s compliance with regulatory requirements or other matters within the Committee’s scope of responsibilities.

Executive Committee

The primary function of the Executive Committee is to aid the Board in handling matters which, in the opinion of the Chairman of the Board, should not be postponed until the next scheduled meeting of the Board, as the law permits.

Compensation of Directors

Non-Employee Director Compensation Arrangement

Annual compensation for non-employee directors typically covers service for the one-year term commencing at the annual meeting. For the 2015-2016 term, the Board of Directors approved the following compensation structure for non-employee directors:

•	Annual cash retainer of $60,000, paid in four quarterly installments on June 30, September 30, December 31 and March 31.

•
Board meeting fees are paid to each director based on the number of board meetings attended. Directors attending a meeting in person receive a fee of $3,000 per meeting and directors receive a fee of $1,500 for each meeting attended telephonically. Meeting fees are paid in arrears at the time that annual cash retainer payments are made.

•
Annual grant of 5,000 RSUs that vests on May 7, 2016. However, vesting is accelerated upon (1) the director attaining eligibility for retirement, (2) termination of the director’s service by reason of death or disability, or (3) a change in control. Settlement of RSUs is made in shares of Centrus common stock upon the director’s retirement or other end of service.

•
$100,000 annual fee for the Chairman of the Board. An annual fee of $15,000 will be paid for the Audit and Finance Committee chairman and also for the CN&G Committee chairman. An annual fee of $50,000 will be paid for the Technology, Competition and Regulatory Committee chairman. Committee fees are paid in four quarterly installments at the time annual cash retainer payments are made.

•
Committee meeting fees are paid to each director that is a duly elected member of that committee based on the number of committee meetings attended. A meeting fee of $1,500 will be paid for committee meetings held in conjunction with a full board meeting. A meeting fee of $3,000 will be paid for in-person committee meetings held independently of a board meeting. A meeting fee of $1,500 will be paid for each meeting attended telephonically. Meeting fees are paid in arrears at the time annual cash retainer payments are made.

All non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company. Mr. Poneman, our President and Chief Executive Officer, does not receive separate compensation for his Board activities. The Investor-Designated Directors described under “Governance Information - Investor-Designated Directors” do not receive compensation from the Company for their Board activities.

Non-Employee Director Compensation in Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Michael Diament	$147,347	$25,700	$173,047
Osbert Hood	124,377	25,700	150,077
W. Thomas Jagodinski	147,347	25,700	173,047
Patricia J. Jamieson	126,049	25,700	151,749
Suleman E. Lunat	121,377	25,700	147,077
William J. Madia	176,441	25,700	202,141
Michael P. Morrell	125,877	25,700	151,577
Mikel H. Williams	240,505	25,700	266,205

_______________

(1)
The amounts shown in the Stock Awards column represent the aggregate grant date fair value of RSU awards to directors in 2015 under the Centrus Energy Corp. 2014 Equity Incentive Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation (“ASC Topic 718”). For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The amounts shown in the Stock Awards column for each of the non-employee directors includes the following grants of RSUs, which have the following grant date fair value, calculated using the closing price of Centrus’ common stock on the date of grant in accordance with FASB ASC Topic 718:

Name	Grant Date	Number of Restricted Stock Units	Grant Date Fair Value
Michael Diament	05/07/15	5,000	$25,700
Osbert Hood	05/07/15	5,000	25,700
W. Thomas Jagodinski	05/07/15	5,000	25,700
Patricia J. Jamieson	05/07/15	5,000	25,700
Suleman E. Lunat	05/07/15	5,000	25,700
William J. Madia	05/07/15	5,000	25,700
Michael P. Morrell	05/07/15	5,000	25,700
Mikel H. Williams	05/07/15	5,000	25,700

The number of RSUs outstanding at December 31, 2015 for each of our current non-employee directors is 7,917.

Our Executive Officers

Executive officers are elected by and serve at the discretion of the Board of Directors. Our executive officers at March 25, 2016 are as follows:

Name	Age	Position
Daniel B. Poneman	60	President and Chief Executive Officer
Kevin Alldred	57	Senior Vice President, Business Strategy
Elmer W. Dyke	52	Senior Vice President, Business Operations
Stephen S. Greene	58	Senior Vice President, Chief Financial Officer and Treasurer
Marian K. Davis	57	Vice President and Chief Audit Executive
John M.A. Donelson	51	Vice President, Marketing, Sales and Power
Steven R. Penrod	59	Vice President, American Centrifuge
Richard V. Rowland	67	Vice President, Human Resources

Daniel B. Poneman has been President and Chief Executive since March 23, 2015 and served as the Company’s Chief Strategic Officer from March 6, 2015 until March 31, 2015. A complete description of Mr. Poneman’s background is included under “Nominees for Director.”

Kevin Alldred has been Senior Vice President, Business Strategy since October 2015. Prior to joining the Company, Mr. Alldred worked for the International Atomic Energy Agency (“IAEA”), where he was project manager for the IAEA LEU Bank from April 2012 to September 2015, and an expert assisting with a nuclear infrastructure project, research reactor projects and non-proliferation projects from February 2010 to March 2012.

Elmer W. Dyke has been Senior Vice President, Business Operations since September 2015. Prior to joining the Company, Mr. Dyke was Vice President for Sales at NAC International from January 2014 to September 2015, and Senior Vice President of NAC’s global consulting business from August 2010 to December 2013.

Stephen S. Greene has been Senior Vice President, Chief Financial Officer and Treasurer since July 2015 and was Vice President, Finance and Treasurer from February 2007 to July 2015.

Marian K. Davis has been Vice President and Chief Audit Executive since July 2011. Prior to joining the Company, Ms. Davis was Senior Vice President, Corporate Internal Audit for Sunrise Senior Living, Inc. from November 2003 to May 2010.

John M.A. Donelson has been Vice President, Marketing, Sales and Power since April 2011. He was previously Vice President, Marketing and Sales from December 2005 to April 2011, Director, North American and European Sales from June 2004 to December 2005, Director, North American Sales from August 2000 to June 2004 and Senior Sales Executive from July 1999 to August 2000.

Steven R. Penrod has been Vice President, American Centrifuge since August 2014 and was Vice President, Enrichment Operations from February 2010 to August 2014 and was General Manager of the Paducah Gaseous Diffusion Plant since 2005.

Richard V. Rowland has been Vice President, Human Resources since April 2012 and was previously Corporate Director of Human Resources from March 1997 to April 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table shows the beneficial ownership of the Company’s common stock as of March 18, 2016 by each of the Company’s directors and director nominees, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. Unless otherwise indicated in the table, each person has the sole power to vote and dispose of the shares reported as beneficially owned by such person. The directors and executive officers as a group do not own more than 1% of the total outstanding shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
Directors and Nominees
Michael Diament	7,917
Hiroshi Sakamoto	—
Mikel H. Williams	7,917
Theodore J. Dalheim, Jr.	—
Osbert Hood	7,917
W. Thomas Jagodinski	7,917
Patricia J. Jamieson	7,917
Suleman E. Lunat	7,917
William J. Madia	7,917
Michael P. Morrell	7,917
Daniel B. Poneman(2)	75,000
Named Executive Officers
Stephen S. Greene	2,500
John M.A. Donelson	2,500
Directors and all executive officers as a group (18 persons)	151,428
________________

(1)
Includes 5,000 RSUs that vest on May 7, 2016 for each of the following directors: Messrs. Diament, Hood, Jagodinski, Lunat, Morrell and Williams, and Dr. Madia and Ms. Jamieson. However, vesting is accelerated upon (1) the director attaining eligibility for retirement, (2) termination of the director’s service by reason of death or disability, or (3) a change in control. Settlement of RSUs is made in shares of Centrus common stock upon the director’s retirement or other end of service.

(2)	Includes 75,000 shares of Common Stock that may be acquired under stock options that are currently exercisable or will become exercisable within 60 days.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as to those holders known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock as of March 18, 2016. All information shown is based on information reported by the filer on a Schedule 13G or 13D filed with the SEC on the dates indicated in the footnotes to this table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Owned (1)
Lloyd I. Miller, III
3300 South Dixie Highway
Suite 1-365
West Palm Beach, Florida 33405	792,658(2)	10.5%

Morris Bawabeh
15 Ocean Avenue
Brooklyn, New York 11225	1,374,043(3)	18.2%

Global X Management Company LLC
600 Lexington Avenue, 20th Floor
New York, NY 10022	396,803(4)	5.2%
________________

(1)	Based on 7,563,600 shares of the Company’s Class A common stock outstanding as of March 18, 2016.
(2)
Based on a Schedule 13G/A filed on February 1, 2016 which states that Mr. Miller has sole voting and dispositive power with respect to 792,658 of the reported securities as (i) manager of a limited liability company that is the adviser to a certain trust, (ii) manager of a limited liability company that is the general partner of a certain limited partnership, (iii) contributor to a SEP individual retirement account, (iv) trustee for a certain generation skipping trust, and (v) an individual.

(3)
Based on a Schedule 13G/A filed on February 1, 2016 and includes shares that may be deemed directly or indirectly beneficially held by each of the following: Mr. Bawabeh’s spouse, Dolly Bawabeh, Kulayba LLC, a limited liability company of which Mr. Bawabeh is the sole member and Gates Equities, a general partnership of which Mr. Morris Bawabeh is a partner.

(4)
Based on a Schedule 13G filed on February 16, 2016 which states that Global X Management Company LLC (“GXMC”) is a registered investment adviser that furnishes investment advice to the Global X Uranium ETF, a separate series of the Global X Funds, an investment company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that during the fiscal year ended December 31, 2015 the Company’s officers, directors and greater than 10% stockholders timely filed all reports they were required to file under Section 16(a), except for the following: a late Form 3 filed by Mr. Dalheim; and one late Form 3 filed by Morris Bawabeh, a beneficial owner of more than 10% of Centrus Common Stock, and four late Forms 4 filed on February 1, 2016 by Morris and Dolly Bawabeh reporting 79 transactions.

EXECUTIVE COMPENSATION

Highlights of Our Executive Compensation Program

Our executive compensation program is built on a strong governance framework and pay-for-performance philosophy. Key design elements and features of this program are:

•	Our Compensation, Nominating and Governance Committee exercises strong oversight of all elements of executive compensation;

•	Base salary in 2015 represented 64% or less of each named executive officer’s total direct compensation opportunity, with the remainder of compensation being variable or “at risk;”

•	Our Compensation, Nominating and Governance Committee uses Pay Governance, as its an independent compensation consultant;

•	Our equity incentive plan includes a compensation recovery or “clawback” provision that applies to all equity plan participants;

•
Except for Mr. Poneman, our CEO, there are no employment agreements with other executives, and cash severance payments upon a termination is limited to (a) two times base salary and annual bonus for Mr. Poneman and one times base salary and bonus for other executives and (b) the executive’s prorated performance bonus based on actual performance;

•
Change in control agreements with covered executives are “double-trigger” requiring both a change in control and a separation from service within a specified period to receive benefits. These agreements provide for automatic renewal to protect employees; however, we retain the ability to terminate the agreements with sufficient notice;

•	Excise tax-gross ups have been eliminated from all change in control agreements; and

•	We have a strong risk management program with specific responsibilities assigned to the Board and its committees, and consideration of avoiding excessive risk in compensation decisions.

Our 2015 Executive Compensation Program

On January 1, 2015, the 2015 Executive Incentive Plan became effective, which plan provides for the award of an annual cash award for 2015 (“Annual Award”) and a long-term incentive cash award (“LTI”) to be granted upon the attainment of the applicable performance goals as certified by the CN&G Committee, as well as, a grant of equity (“Equity Award”) under the Company’s 2014 Equity Incentive Plan. The 2015 Executive Incentive Plan arises under and is subject to the terms of the 2014 Equity Incentive Plan, as amended and restated from time to time. The 2014 Equity Incentive Plan, which became effective on the Effective Date, authorizes the issuance of up to 1,000,000 shares of Company common stock to the Company’s employees, officers, directors and other individuals providing services to the Company or its affiliates pursuant to options, stock appreciation rights, restricted stock units, restricted stock, performance awards, dividend equivalent rights and other stock based awards, as well as cash based awards. Pursuant to the 2015 Executive Incentive Plan, each named executive officer is eligible to receive an Annual Award and the maximum Annual Award for each named executive officer is 125% of target. The CN&G Committee determined it would not institute an LTI or Equity Award under the 2015 Equity Incentive Plan for any named executive officer. The CN&G Committee measured performance goals during the one year-period from January 1, 2015 through December 31, 2015.

As soon as practical after the year is completed, our CN&G Committee reviews actual performance against the stated goals and determines subjectively what it believes to be the appropriate level of cash bonus, if any, for the named executive officers. For 2015, 80% of each award was based upon achievement of predetermined Company objectives and 20% of each award was based on achievement of specific individual performance objectives. The predetermined Company objectives for 2015 consisted of:

•	achievement of cash flow targets as identified in the approved 2015 budget;

•	continuation of corporate restructuring efforts and achievement of targeted levels of selling, general and administrative expenses;

•	renegotiation of the supply commitment under a 2011 agreement with the Russian government entity Joint Stock Company “TENEX”;

•	growth of the low-enriched uranium business;

•	ability to obtain separative work units from alternative supply sources;

•	achievement of revenue and gross profit targets for the low-enriched uranium business segment;

•	reaching a new agreement regarding the scope and funding for operations of American Centrifuge activities by the third quarter of 2015;

•
the successful positioning of the Company for a significant role in one of the government’s national security; projects that continues to allow for the Company to commercialize the American Centrifuge Project technology; and

•	achievement of cost targets under the ACTDO Agreement through the third quarter of 2015.

In March 2016, our CN&G Committee reviewed the performance of the Company and of each individual named executive officer against the 2015 goals and objectives and elected to pay annual performance-based cash incentive award to the named executive officers at 94.8% of the target level. The amounts awarded to each named executive officer for 2015 performance are set forth in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

401(k) Retirement Plan and Executive Deferred Compensation Program

Centrus maintains a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of the Company’s employees are eligible to participate in the plan beginning on the first day of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, generally equal to $18,000 for 2015, and have the amount of the reduction contributed to the 401(k) plan. For 2015, the 401(k) plan provided for a Company-matching contribution of (1) 200 percent on before-tax contributions up to the first 2 percent of a participant’s eligible pay, (2) 100 percent on before-tax contributions on the next 2 percent of a participant’s eligible pay, and (3) 50 percent on before-tax contributions on the next 2% of a participant’s eligible pay.

Additionally, effective June 1, 2015, Centrus amended and restated its Executive Deferred Compensation Plan, which has been frozen since December 31, 2012. Certain of the Company’s named executive officers participate in the Executive Deferred Compensation Plan. For 2015, the Company provided an employer match under the Executive Deferred Compensation Plan equal to the maximum matching contribution amount that would have been provided to each participant under the 401(k) plan as reduced by the amount of actual Company matching contributions received by the participant during the year. The amounts of matching contributions paid to each named executive officer for 2015 are set forth in the Summary Compensation Table in the column entitled “All Other Compensation.”

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to (i) any individual serving as the principal executive officer of the Company during 2015, (ii) the two other most highly compensated executive officers of the Company during 2015 who were serving as executive officers at December 31, 2015, and (iii) two former executive officers of the Company who would have been included in (ii) above but for the fact that the individual was not serving as an executive officer of the Company at December 31, 2015 (together, the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Daniel B. Poneman(6)	2015	$608,654	$625,000(7)	$—	$867,000	$350,000	$—	$34,327	$2,484,981
President and CEO

John R. Castellano(8)	2015	$—	$—	$—	$—	$—	$—	$—	$—
Former Interim President and CEO	2014	$—	$—	$—	$—	$—	$—	$—	$—

Stephen S. Greene	2015	$293,366	$—	$—	$58,050	$227,283	$—	$18,550	$597,249
Senior Vice President, Chief Financial Officer and Treasurer	2014	$251,835	$—	$—	$27,900	$124,205	$68,227	$17,629	$489,796

John M.A. Donelson	2015	$355,865	$—	$—	$—	$198,146	$—	$18,550	$572,561
Vice President, Marketing, Sales and Power	2014	$355,865	$—	$—	$27,900	$241,276	$281,898	$18,200	$925,139

John C. Barpoulis	2015	$310,714	$—	$—	$—	$198,184	$—	$958,888	$1,467,786
Former Senior Vice President and Chief Financial Officer	2014	$475,000	$—	$—	$37,200	$598,500	$318,580	$18,200	$1,447,480

Philip G. Sewell	2015	$306,659	$—	$—	$—	$181,136	$—	$949,790	$1,437,585
Former Senior Vice President and Chief Development Officer	2014	$484,100	$—	$—	$37,200	$609,966	$308,331	$—	$1,439,597

________________

(1)	The amounts shown in the Salary column for Messrs. Barpoulis and Sewell in 2015 also include amounts paid for unused accrued vacation time.
(2)
The amounts shown in the Option Awards column represent the aggregate grant date fair value of option awards under the Company’s 2014 Equity Incentive Plan, computed in accordance with FASB ASC Topic 718. For Mr. Poneman, option awards were made on March 6, 2015 with a Black-Scholes value of $2.89 per share. For Mr. Greene, option awards were made on July 25, 2015 with a Black-Scholes value of $2.58 per share. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)
For Messrs. Greene and Donelson, amounts shown for 2015 in the Non-Equity Incentive Plan Compensation column include annual incentive awards based on the CN&G Committee’s evaluation of each officer’s performance against the annual performance objectives during the year. For these individuals, the amounts shown for 2015 include the incentives earned during that year and include amounts paid in March 2016 for performance during 2015 under the Company’s 2015 Executive Incentive Plan. For Messrs. Barpoulis and Sewell, amounts for 2015 include prorated annual incentive awards for performance during 2015 under the Company’s 2015 Executive Incentive Plan paid in accordance with the Company’s Executive Severance Plan.

(4)
For Mr. Greene, the change in total pension value in 2015 was ($8,327). For Mr. Donelson, the change in total pension value in 2015 was ($41,729). For Mr. Barpoulis, the change in total pension value in 2015 was ($152,862); and for Mr. Sewell, the change in total pension value in 2015 was ($475,239). The change in present values was due to several factors including the freeze of benefits under the 2006 SERP, decreases in discount rates and lump sum interest rates, Centrus’ adoption of the Society of Actuaries’ RP-2014 mortality tables with MP-2014 improvements with respect to annuity benefits and a reduction in the assumed period of time until benefit commencement. None of our plans provide for above-market earnings on deferred compensation amounts, and as a result, the amounts reported here do not reflect any such earnings.

(5)
The amounts shown in the All Other Compensation column for 2015 include Company matching contributions of $18,550 made under the Centrus 401(k) plan to each of Messrs. Greene and Donelson; and $17,812 made under the Centrus 401(k) plan to Mr. Barpoulis. For Mr. Poneman, the amount includes $21,000 in Company matching contributions under the Company’s Executive Deferred Compensation Plan and $13,327 made under the Centrus 401(k) plan. The amount for Mr. Barpoulis includes severance compensation of $902,500; and severance health benefits of $38,576. The amount for Mr. Sewell includes severance compensation of $919,790; and severance health benefits $30,000.

(6)	Mr. Poneman was not a named executive officer in 2014 and therefore his compensation information for that year is omitted in accordance with SEC rules.
(7)	Represents a guaranteed fixed bonus paid in accordance with Mr. Poneman’s employment agreement.
(8)
Mr. Castellano served as the Interim President and Chief Executive Officer of the Company from October 17, 2014 until March 23, 2015. In connection with the Company’s restructuring, the Company engaged APS, an affiliate of AlixPartners, to provide various consulting and management services to the Company. Mr. Castellano is a partner at AlixPartners and had served as the Company’s Chief Restructuring Officer from October 2013 until October 2014 pursuant to that engagement. Mr. Castellano’s services to the Company were billed by APS under its agreement with the Company. Mr. Castellano has not received separate compensation from the Company for serving as either the Chief Restructuring Officer or the Interim President and Chief Executive Officer of the Company. See “Governance Information- Transactions with Related Persons” for further information regarding the fees incurred by the Company pursuant to this arrangement.

CEO Employment Agreement

The Company entered into an employment agreement, effective as of March 6, 2015, (the “Employment Agreement”) with Mr. Poneman. The Employment Agreement has an initial term ending on March 31, 2017 and automatically renews annually thereafter. The Employment Agreement provides Mr. Poneman with an initial base salary of $750,000 per year which will be reviewed annually by the Company’s CN&G Committee for possible increase.

Bonus.  Mr. Poneman is eligible for an annual bonus under the Company’s 2015 Executive Incentive Plan (or its successor) with a target amount at least equal to 100% of base salary and a maximum amount of 125% of base salary (or such higher amount as the CN&G Committee may determine in the future). The actual amount of the annual bonus will be determined by the CN&G Committee in its sole discretion and based upon its assessment of whether the applicable performance goals and targets have been achieved during the fiscal year and was prorated for 2015. For fiscal year 2015, Mr. Poneman also received a guaranteed fixed annual bonus of $625,000.

Equity Compensation. In connection with Mr. Poneman’s commencement with employment, Mr. Poneman was granted a stock option to purchase 300,000 shares of our common stock. The option has a ten-year term with a per share exercise price equal to the fair market value of our common stock on the grant date, and vests and becomes exercisable in equal annual installments on each of the first four anniversaries of the date of grant, subject to Mr. Poneman’s continued employment on the applicable vesting dates.

Long-Term Incentive. Mr. Poneman is a participant in the current two-year long-term cash incentive award program under the Company’s 2014 Post-Restructuring Incentive Plan for an amount up to $350,000 to be paid on or about June 30, 2016. The actual amount of the payment, if any, will be based on the Company’s achievement of Company performance milestones as set forth in the 2014 Post-Restructuring Incentive Plan and is not guaranteed.

Outstanding Equity Awards at Fiscal Year-End December 31, 2015

The following table shows the number of shares of our common stock covered by stock options held by our named executive officers as of December 31, 2015. No stock awards were outstanding at December 31, 2015. All of the awards shown in the table below were granted under the 2014 Equity Incentive Plan. All of the stock options shown in the table below were granted with a per share exercise price equal to the fair market value of our common stock on the grant date.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Daniel B. Poneman	—	300,000(1)	$4.37	03/06/25	—	—
John R. Castellano	—	—	—	—	—	—
Stephen S. Greene	—	7,500(2)	$5.62	11/21/24	—	—
	—	22,500(3)	$3.90	07/24/25
John M.A. Donelson	—	7,500(2)	$5.62	11/21/24	—	—
John C. Barpoulis	—	—	—	—	—	—
Philip G. Sewell	—	—	—	—	—	—
________________

(1)	Represents stock options that vest in four equal annual installments beginning one year from March 6, 2015, the date of grant.
(2)	Represents stock options that vest in three equal annual installments beginning one year from November 21, 2014, the date of grant.
(3)	Represents stock options that vest in three equal annual installments beginning one year from July 24, 2015, the date of grant.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Termination

Under the Centrus Energy Corp. Executive Severance Plan, if a covered executive is terminated by the Company without cause, he is eligible to receive the following:

•	a prorated share of his current incentive (payable at the end of the performance period based on actual performance) up to the date of termination;

•	a lump sum cash severance (the “Lump Sum Cash Severance Benefit”); and

•
continuation of medical and dental coverage as well as life insurance (“Continuing Severance Benefits”) paid for by the Company for a period of time after termination (the “Severance Period”) (or until he receives similar coverage from a subsequent employer, whichever occurs first) and outplacement assistance services.

As of January 1, 2015, the Lump Sum Cash Severance Benefit for our covered executives is equal to one times annual base salary and bonus and the Severance Period is one year, except for Mr. Poneman, who is entitled to a Lump Sum Cash Severance Benefit equal to two times annual base salary and bonus and the Severance Period is two years. Severance benefits are contingent upon the executive executing a release and agreeing to comply with certain restrictive covenants relating to non-competition and non-solicitation of Company employees during the Severance Period. Under the Executive Severance Plan, no severance is paid to an employee who is terminated for cause or who resigns voluntarily, including retirement. On the Effective Date, pursuant to the court-approved Plan of Reorganization, the Company’s Executive Severance Plan was amended and restated to allow covered executives to terminate for “good reason” (as defined in the plan) during the twelve-month period following the Effective Date and treat such termination as a termination without “cause” entitling the executive to severance under the terms of the plan.

Payments Made Upon a Change in Control

The Company has entered into change in control agreements with its executive officers. The change in control agreements provide each executive with the following benefits (in lieu of any severance benefits under the Executive Severance Plan described above) if there is a change in control of the Company and within a protected period beginning three months before and ending three years after that change in control (the “protected period”), the Company terminates the executive’s employment without cause or the executive terminates his employment for “good reason” (as defined in the agreement):

•
a cash lump sum payment of his unpaid base salary through the date of termination, plus all other amounts to which he was entitled under any of the Company’s compensation or benefit plans under the terms of such plans;

•
a cash lump sum payment equal to two times the sum of his annual base salary and bonus (the “Change in Control Lump Sum Benefit”) (the executive’s bonus is generally the average of the three most recent annual incentive bonuses paid to the executive prior to the date of termination); and

•
continuation of life, accident and health insurance benefits (“Continuing Change in Control Benefits”) for him and his dependents for two years following such termination of employment (the “Covered Period”) or, if sooner, until he is covered by comparable programs of a subsequent employer.

In order to receive these benefits, the executive must comply with the non-competition, non-solicitation and confidentiality provisions of the change in control agreement during the term of the agreement and during the Covered Period.

Stock Options Granted Under the 2014 Equity Incentive Plan

If an executive’s employment is terminated by the Company without cause or by the executive with good reason coincident with or following a change in control, all of the executive’s unvested stock options will become vested. Except as provided in the preceding sentence, if an executive’s employment is terminated by the executive voluntarily, by reason of death, disability or retirement or by the Company for reasons other than for cause, all of the executive’s unvested stock options will be cancelled. If the executive’s employment is terminated for cause, all of the executive’s stock options (whether unvested or vested) will be cancelled and forfeited. Pursuant to the terms of Mr. Poneman’s employment agreement, all unvested stock options would vest upon death, disability or a change in control.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by federal securities laws, the Board of Directors is providing our stockholders with an opportunity to provide a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This vote, which is often referred to as the “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion contained in the 2016 proxy statement, is hereby approved.”

This advisory vote to approve the compensation of our named executive officers is not binding on us, our Board of Directors or the CN&G Committee. However, our Board of Directors and the CN&G Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent auditors of the Company for 2016, subject to ratification of this appointment by the stockholders of the Company. One or more representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so. PricewaterhouseCoopers LLP representatives will also be available to respond to appropriate questions.

The Audit and Finance Committee has sole authority for appointing and terminating Centrus’ independent auditors for 2016. Accordingly, stockholder approval is not required to appoint PricewaterhouseCoopers LLP as Centrus’ independent auditors for 2016. The Audit and Finance Committee believes, however, that submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit and Finance Committee will review its future selection of the Company’s independent auditors.

The ratification of the appointment of PricewaterhouseCoopers LLP as Centrus’ independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP as Centrus’ independent auditors for 2016.

Audit and Non-Audit Fees

The Audit and Finance Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Audit and Finance Committee has delegated pre-approval authority to the Chairman of the Audit and Finance Committee, who presents any decisions to the full Audit and Finance Committee at its next scheduled meeting. The following amounts were billed to the Company by the independent auditors for services rendered for the periods indicated:

Type of Fee	Amount Billed For Year Ended December 31, 2015	Amount Billed For Year Ended December 31, 2014
	(In thousands)	(In thousands)
Audit Fees	$995	$2,485
Audit-Related Fees(1)	—	—
Tax Fees(2)	55	45
All Other Fees(3)	2	2
Total	$1,052	$2,532
______________________
(1) Fraud risk assessment.
(2) Primarily services related to selected tax projects and IRS audit assistance for both periods.
(3) Service fee for access to electronic publication for both periods.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors is comprised of three independent directors and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

In fulfilling its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the year ended December 31, 2015. The Committee has discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Audit and Finance Committee

W. Thomas Jagodinski, Chairman
Osbert Hood
Patricia J. Jamieson

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER INFORMATION

Date for Submission of Stockholder Proposals

Under the SEC rules, in order to be considered for inclusion in Centrus’ proxy statement for the 2017 annual meeting of stockholders, proposals from stockholders must be received by the Secretary of the Company at (i) if prior to April 29, 2016, 6903 Rockledge Drive, Suite 400, Bethesda, Maryland 20817 or (ii) if on or after April 29, 2016, 6901 Rockledge Drive, Suite 800, Bethesda, Maryland 20817, not later than December 1, 2016.

Our bylaws contain an advance notice provision regarding stockholder proposals that are not sought to be included in the Company’s proxy statement, which provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be delivered to the Company’s Secretary, at the Company’s principal executive office, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, stockholder nominations for director or other proposed items of business intended to be brought before the next annual meeting of stockholders must be received by the Company between January 12, 2017 and February 11, 2017 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, May 12, 2017. Any proposals received outside of that period will not be permitted to be raised at the meeting.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the 2016 annual meeting other than those specifically set forth above. If other matters should properly come before the annual meeting or any adjournment thereof, including stockholder proposals that have been excluded pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

By order of the Board of Directors,
Dennis J. Scott
Deputy General Counsel, Director, Corporate Compliance and Assistant Secretary

Bethesda, Maryland
March 31, 2016

Centrus
Fueling the Future of Nuclear Power

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2016.

Vote by Internet

- Go to **www.envisionreports.com/LEU**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

01 - Michael Diament	02 - Osbert Hood	03 - W. Thomas Jagodinski
04 - Patricia J. Jamieson	05 - Suleman E. Lunat	06 - William J. Madia
07 - Michael P. Morrell	08 - Daniel B. Poneman	09 - Mikel H. Williams

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. To approve the advisory resolution on executive compensation.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's registered public accountants for 2016.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.
/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

029TRA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Centrus
Fueling the Future of Nuclear Power

Proxy — Centrus Energy Corp.

Notice of 2016 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting

The undersigned hereby appoint(s) Stephen S. Greene and Dennis J. Scott, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Centrus Energy Corp. (the "Company") that the undersigned would be entitled to cast if personally present at the 2016 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

IF YOU ARE A STOCKHOLDER OF RECORD, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE RESERVE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED **FOR** THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE AND **FOR** PROPOSALS 2 AND 3; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON **MAY 11, 2016**.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

(Items to be voted appear on reverse side.)